Exhibit 5.4
LETTER OF CONSENT
To: Pengrowth Energy Trust:
     We hereby consent to references to us in this Registration Statement on Form F-10, and to the incorporation of our reserve report dated February 1, 2007, and with respect to the CP Properties, dated March 5, 2007, each having an effective date of December 31, 2006, contained in Appendix A to the Annual Information Form on Form 40-F of Pengrowth Energy Trust dated March 30, 2007, which Annual Information Form is incorporated by reference in this Registration Statement on Form F-10.

Yours very truly, GLJ PETROLEUM CONSULTANTS LTD.
By:	/s/ Doug R. Sutton
	Name:	Doug R. Sutton
	Title:	Vice President
Dated October 24, 2007